Exhibit 99.3

FOR IMMEDIATE RELEASE

SANMINA CORPORATION ANNOUNCES PRICING OF SENIOR SECURED NOTES OFFERING

SAN JOSE, CA — May 20, 2014 — Sanmina Corporation (NASDAQ GS: SANM) announced today the pricing of an offering of $375,000,000 aggregate principal amount of its 4.375% Senior Secured Notes due 2019 (the “Notes”), which represents an increase of $25,000,000 to the previously announced total aggregate principal amount.  The Notes will mature on June 1, 2019 and bear interest at an annual rate of 4.375%, payable semi-annually in cash in arrears.  The notes will be fully and unconditionally guaranteed on a senior secured basis by substantially all of Sanmina’s domestic subsidiaries.  The notes and guarantees will be secured by a first-priority lien on certain of Sanmina’s and its guarantor subsidiaries’ tangible and intangible assets and real property and by a second-priority lien on certain of Sanmina’s and its guarantor subsidiaries’ assets, including accounts receivable and inventory secured its asset-backed credit facility.  The notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.  The offering price of the notes is 100% of the principal amount thereof.  The transaction is expected to close on June 4, 2014, subject to the satisfaction of customary closing conditions.

Sanmina intends to use the net proceeds of this offering to fund the tender offer for any and all of its outstanding 7% Senior Notes due 2019 (the “7% Notes”). To the extent that the total consideration for all 7% Notes accepted for purchase in such tender offer is less than the net proceeds of this offering, Sanmina currently intends to apply any remaining net offering proceeds following the tender offer to repurchase 7% Notes in privately negotiated transactions or to redeem a portion of the 7% Notes, in each case, to the extent of such excess net proceeds. To the extent the purchase price of all 7% Notes accepted for purchase in such tender offer exceeds the net proceeds of this offering, Sanmina expects to fund such excess from cash on hand or borrowings under its credit facility.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.